Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Picard Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	9,990,654	(1)	$1.835	(2)	$18,332,850.09	0.00013810	$2,531.77
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(g)	7,009,346	(1)	$2.675	(3)	$18,750,000.55	0.00013810	$2,589.38
	Total Offering Amounts								$37,082,850.64	-	$5,121.15
	Total Fees Previously Paid								-
	Total Fee Offsets								-	-	-
	Net Fee Due								-	-	$5,121.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	The dollar amounts under the headings “Proposed Maximum Offering Price Per Share” and “Maximum Aggregate Offering Price” are an estimate made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on January 8, 2026, as reported on NYSE American
(3)	The “Proposed Maximum Offering Price Per Share” and “Maximum Aggregate Offering Price are based upon the Warrant to Purchase Shares of Common Stock Exercise Price of $2.675 per share.